EXHIBIT 99.1
Press Release Dated October 16, 2003



Park City Group Reports Fiscal 2003 Year-End Financial Results -- Revenues Increase Thirty-Eight Percent Over Fiscal 2002

Positive Momentum Due to Significant Customer Results Sparks Increased Sales Activity for Park City Group's Fresh Market Manager

PARK CITY, UT, Oct. 16, 2003 (MARKET WIRE via COMTEX) -- Park City Group, Inc. (OTC BB: PKCY) today reported financial results for its fiscal year ended June 30, 2003. Revenues for the year increased 38 percent to $5.4 million when compared to reported revenues of $3.9 million for fiscal 2002. According to Park City Group CEO and President, Randy Fields, the company's fiscal 2003 revenues improved in all categories: software licensing increased 59 percent, maintenance and support increased eight percent, and consulting services increased considerably to 111 percent when compared to fiscal 2002. "The increase in our consulting services is significant to the company's marketing strategy," said Fields. "Our operations-oriented consultants have assisted our customers in obtaining the most from their software investment and these efforts have led to increases in our recurring maintenance revenues."

The company reported a loss from operations of $2.8 million, or an operating loss per share of $0.014 as compared to a loss from operations of $1.2 million, or an operating loss per share of $0.008 for fiscal year 2002. A net loss of $5.0 million, or a net loss per share of $0.025 was reported for fiscal 2003 versus a net loss of $3.4, or a loss per share of $0.022 for fiscal 2002. "There were three significant expenses that influenced the results for fiscal 2003. Because we have directed our focus on the Fresh Market Manager application, we took a $2.2 million single impairment loss of capitalized software development costs for ActionManager. This represents approximately 44 percent of the total reported loss for fiscal 2003. The company also reported non-cash interest expenses from the issuance of common stock, warrants and discounts associated with the consolidation and re-negotiation of the company's debt financing. And the company incurred significant expenses in settling outstanding legal claims. Collectively, these primarily non-cash expenses account for approximately 74 percent of the net loss," said Fields. "With the substantial completion of product development and concerted efforts to reduce and contain operating expenses, we anticipate a substantial reduction in operating expenses in fiscal 2004," added Fields.

"We believe that our market has become better educated and now understands the benefits of a strong perishable product management program," noted Fields. "This acceptance has increased industry awareness of our Fresh Market Manager product. We have seen an increased number of presentations to senior level executives from those prospective customers that have been waiting for proof of concept -- that Fresh Market Manager can really deliver a significant anticipated return on investment. The impressive economic results for our initial Fresh Market Manager customers will be the catalyst for potential customers to finally move from the sidelines and enter into license agreements for Fresh Market Manager."

Park City Group customers have reported a return on investment in less than nine months, "This is an impressive timeframe when compared to most enterprise software deployments," said Fields. "During the first quarter of fiscal 2004 we have increased sales interest in our products and, when comparing the number of proposals and other sales indicators to those of prior periods, there are strong indications that our products are gaining market momentum."

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Park City Group, Inc.

Park City Group is a leading provider of software and services for business productivity. The company uniquely leverages its expertise in retail operations management and state-of-the-art, patented technologies to simplify the planning and execution of complex processes; deliver timely, relevant and "action-able" information; and improve its customers' profitability by putting the "best manager" in every store. The software was developed initially for the Mrs. Fields Cookies business, co-founded by Randall K. Fields, the CEO of Park City Group, Inc. To date, the company has sold to or installed its software solutions in over 52,000 customer locations. For additional information, please contact Park City Group at 800.835.8824, info@parkcitygroup.com (e-mail), or visit the corporate website at www.parkcitygroup.com.

Forward-Looking Statement

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10- K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

Marty Tullio
McCloud Communications
949.566.9860
marty@mccloudcommunications.com
SOURCE: Park City Group, Inc.

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